Exhibit 99.1

For Immediate Release
Contact: Larry Barrios
The MWW Group

(213) 486-6560
Lbarrios@mww.com

Mercury Air Group Sells its FBO Business – the Nation’s Third Largest Wholly-Owned FBO Chain – to Allied Capital Corporation for $76.3 Million

Proceeds from Sale to Be Used to Retire Debt & Provide Additional Working Capital

Los Angeles, CA (April 12, 2004)—Mercury Air Group (AMEX/PCX: MAX) announced today that its shareholders have overwhelmingly approved the sale to Allied Capital Corporation (NYSE:ALD) of the nation’s third largest wholly-owned fixed base operations (FBOs), operating under the name Mercury Air Centers. Total consideration received by Mercury for this transaction is $76,300,000, subject to adjustment based on Mercury Air Centers, Inc.’s net working capital at the time of closing.

The proceeds from the sale will be used to prepay outstanding long term debt and associated accrued interest of $41,300,000; post cash collateral in the amount of $16,000,000 in support of currently outstanding letters of credit; establish an escrow account of $8,300,000 to be distributed to Mercury, under certain terms and conditions associated with the FBO lease at the Hartsfield International Airport in Atlanta; and pay approximately $1,700,000 in transaction costs resulting in surplus cash at the close of the sale of approximately $9,000,000.

“Mercury Air Group opened its first FBO in Burbank, California in 1982 and grew it into one of the nation’s largest and unsurpassed FBO chains in the nation,” said Joseph A. Czyzyk, President & CEO of Mercury Air Group, Inc. “Now, the transaction marks a new turning point for Mercury Air Group. For the first time in 50 years, Mercury Air Group will not be burdened with significant debt. After a required transition period, we will begin to focus on the growth of our remaining businesses.”

Mercury Air Centers are located in: Alabama (Birmingham); California (Bakersfield, Burbank, Fresno, Los Angeles, Ontario and Santa Barbara); Georgia (Atlanta Hartsfield and Dekalb Peachtree); Indiana (Fort Wayne); Mississippi (Jackson); Nevada (Reno/Tahoe); Oklahoma (Tulsa); South Carolina (Charleston and John’s Island); Tennessee (Nashville); Texas (Dallas/Addison and Corpus Christi); and Virginia (Newport News).

About Mercury Air Group, Inc.
Los Angeles-based Mercury Air Group (AMEX/PCX: MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates three business segments worldwide: MercFuel Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.MercuryAirGroup.com.

About Allied Capital
Allied Capital is the nation’s largest business development company and provides long-term debt and equity investment capital to support the expansion of companies in a variety of industries. The company also participates in the real estate capital markets as an investor in non-investment grade commercial mortgage-backed securities and collateralized debt obligation bonds and preferred shares. The company is headquartered in Washington, DC. For more information, please visit the web site at www.alliedcapital.com. Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in The Company’s filings with the Securities and Exchange Commission.